Exhibit 99.1

FOR IMMEDIATE RELEASE

March 17, 2009

For more information: Michael Eckert, Marketing Manager, Nexxus Lighting, Inc.

Phone: 704 405-0416

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Nexxus Lighting Announces Changes to Board of Directors, Realignment of Commercial Business to Support Growth Plans

Charlotte, NC – (March 17, 2009) – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced changes to the Company’s Board of Directors. Nexxus welcomes two new board members: Mr. Michael J. Brown, co-founder and Chief Executive Officer of Euronet Worldwide, Inc., and Mr. Chris Richardson, former Chief Executive Officer of Schneider Electric / Square D North America.

Mr. Brown is an accomplished entrepreneur with 30 years of combined experience in the computer software and electronic payments business. His insight and understanding of emerging markets has been instrumental in Euronet’s expansion from a $4 million funded venture to a global payments processor with 2008 revenues in excess of $1 billion. Euronet currently has approximately 2,500 employees and processes more than one billion payment transactions annually for financial institutions, retailers and mobile operators in 41 countries. Mike has also been chairman of Euronet’s Board of Directors since 1997.

Mr. Richardson brings over 34 years of global experience in electrical product manufacturing, sales, marketing and product development with a multi-billion dollar company to the Board of Nexxus Lighting. Prior to his retirement from Schneider Electric in 2004, Chris served as Chairman, President and Chief Executive officer of Schneider Electric’s North American Operating Division which included the well known Square D brand of electrical distribution products. Chris continued to serve as a Director on the Schneider Electric SA (Paris Stock Exchange: SU.PA) Board of Directors until 2006.

Messrs. Brown and Richardson were appointed to fill the vacancies created by the retirements of Messrs. Brett Kingstone and Anthony Castor from the Nexxus Board. Nexxus wishes to thank Mr. Kingstone, Nexxus’ Chairman and founder, and Mr. Anthony Castor for their many years of service.

“Brett and Tony’s commitment to excellence and dedication to Nexxus, our customers, employees and shareholders have helped this Company become what it is today. On behalf of the team at Nexxus and my fellow directors, I would like to thank Brett and Tony for their many years of vision, leadership and service,” stated Mike Bauer, Nexxus Lighting’s President and CEO. “At the same time, we are very excited about our new board members. Each has a proven track record of guiding companies to success in high growth environments. We are fortunate to be able to draw on their experience.”

These changes are part of Nexxus’ orderly succession plan to transition high caliber leadership to its Board and support management as the Company enters its next stage of growth.

Commercial Business Integration

Nexxus Lighting also today announced the integration of the operations of its Advanced Lighting Systems (“ALS”) subsidiary into its existing SV Lighting business unit under the new Nexxus Commercial Lighting Division. As part of this integration, Paul Streitz, founder and President of ALS, has resigned his role with ALS and formed a new lighting distribution company. Paul’s new company has become a Nexxus Lighting authorized distributor for its new Array™ Lighting brand of LED light bulbs.

The new Nexxus Commercial Lighting Division will be led by Bill Blackley, Vice President of Sales.

“I want to thank Paul for his efforts and years of dedication to ALS. We appreciate his support in this transition. I know Paul believes in Nexxus and we look forward to working with him as a customer in his new business,” stated Mr. Bauer.

“The benefits of combining these two business units became increasingly apparent over the past year. With their synergistic product lines and ALS’ increasing focus on commercial lighting opportunities, integrating these two business units simply made sense. Among the advantages, this integration will enable us to lower our fixed costs and allow us to proactively align our management strengths and organizational structure to support our growth initiatives,” concluded Mr. Bauer.

“This integration provides a stronger brand image to the market; allows the Company to rationalize its product offerings and garners cost savings from the elimination of duplicate functions,” remarked Mr. Blackley.

As part of the integration, Nexxus closed its Sauk Centre, Minnesota facility, effective February 28. Production has been transferred to Nexxus’ Orlando, Florida facility and to existing contract manufacturers. In the fourth quarter of 2008, the Company will recognize a restructuring charge to earnings. The charge primarily represents non-cash adjustments for goodwill impairment, write-off of intangible assets and certain severance and termination costs paid in stock. Nexxus is reviewing this charge as part of its year end audit process.

Nexxus Lighting is a leader in advanced lighting technology, including solid-state LED and fiber optic lighting systems and controls used in commercial, architectural, signage, swimming pool, entertainment and retail lighting. Nexxus Lighting sells its products through its Commercial Lighting, Lumificient and Nexxus Lighting Pool & Spa divisions under the Array™ Lighting, Savi®, eLum™, LiveLED™, Super Vision® and Lumificient™ brand names.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.